UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 31, 2008

BROWNIE’S MARINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28321	88-0374969

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

940 N.W. 1st Street, Fort Lauderdale, Florida 33311
(Address of Principal Executive Office) (Zip Code)

(954) 462-5570
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities; Item 8.01. Other Events

Effective July 31, 2008 (the “Effective Date”), the Company's wholly owned subsidiary, Trebor Industries, Inc., entered into an Asset Purchase Agreement with Robert Carmichael, pursuant to which the Company acquired a granted European Patent validated in seven European countries and a pending U.S. Patent application, relating to active control releasable ballast systems for diving equipment (the “Intellectual Property”), and certain contracts (the “Contracts”) related to the Intellectual Property (the Intellectual Property and Contracts are collectively referred to as the “Assets”). The Contracts include a non-exclusive license contract with one of the largest companies in the SCUBA industry for a fee of $228,000. The purchase price for the Assets was $297,000, consisting of $282,000 payable in restricted shares of the Company’s common stock and $15,000. The number of shares of common stock was determined based on the average closing price of the common stock as reported on the OTCBB for the 12 month period ending three days prior to the Effective Date (approximately $2.82 per share). As such, the Company has issued Mr. Carmichael 100,000 shares of restricted common stock. For accounting purposes, the value of the Assets will consist of the cash consideration delivered at closing under current Contracts and Mr. Carmichael’s historical cost for the Assets. Prior to the Asset Purchase Agreement the Company had licensed the Intellectual Property from Mr. Carmichael. The Company believes the terms of the Asset Purchase Agreement were on terms favorable to the Company, as the Company believes that there are significant opportunities to license the Intellectual Property and use the Intellectual Property to produce SCUBA products, such as buoyancy compensators (BCs) and dive belts. Mr. Carmichael serves as the Company's Chief Executive Officer and is the Company’s majority shareholder.

The shares issued to Mr. Carmichael were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The shares contain a legend restricting their transferability absent registration or applicable exemption.

Item 9.01. Financial Statements and Exhibits

(b) Exhibits

10.1 Asset Purchase Agreement dated July 31, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROWNIE’S MARINE GROUP, INC.

Date: July 31, 2008	/s/ Robert Carmichael
Robert Carmichael
Chief Executive Officer